Exhibit 99.1

Pinnacle Foods Inc. to Acquire Garden Protein International Inc.

PARSIPPANY, NJ, November 14, 2014 – Pinnacle Foods Inc. (NYSE: PF) today announced that it has entered into a definitive agreement to acquire Canada-based Garden Protein International Inc., the rapidly-growing manufacturer of the plant-based protein brand gardein™, from Founder and President Yves Potvin and TSG Consumer Partners LLC, a leading strategic equity firm.

Gardein is an innovator in the fast growing plant-based protein segment, with a line of award-winning frozen products that serve as alternatives for traditional animal-based protein formats, such as chicken strips and tenders, ground beef and fish fillets. As one of the fastest-growing frozen health and wellness brands in the U.S., Gardein enjoys exceptional velocity trends across both traditional and non-traditional retailers, including the natural and organic channel.

Commenting on the announcement, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “The acquisition of Gardein is a key enabler to continue building Birds Eye into the leading health and wellness brand focused on helping Americans eat more vegetables. By bringing Gardein under the Birds Eye umbrella, we will accelerate growth through expanded distribution, marketing and innovation.”

“We believe that plant-based protein is at the tipping point of becoming mainstream, making Gardein an exciting new growth platform for the Birds Eye business. We congratulate Yves and the Gardein team for pioneering new territory in food and look forward to welcoming them to Pinnacle,” added Gamgort.

“We are proud of the business we built, and are very excited about partnering with Birds Eye and Pinnacle to realize Gardein’s full potential,” said Yves Potvin. “We look forward to working with Birds Eye to expand the reach of great-tasting, plant-based protein products for consumers.”

Gardein is expected to generate net sales approximating CAD$65 million in 2014. The acquisition, which includes a manufacturing facility in Vancouver, British Columbia, and nearly 250 employees, is expected to be completed later today. The purchase price of CAD$175 million will be funded with available liquidity.

Pinnacle plans to invest significantly behind Gardein in 2015 to continue to expand the brand and leverage the complementary positioning of Gardein and Birds Eye in the marketplace. As such, Pinnacle expects the addition of Gardein to have a minimal, if any, positive impact on its earnings in 2015.

In connection with this transaction, Perella Weinberg Partners is serving as financial advisor to Pinnacle Foods, while Houlihan Lokey, Inc. is serving as financial advisor to Garden Protein International Inc.

Contacts:

Maria Sceppaguercio

Senior Vice President, Investor Relations & Communications

(973) 541-8629

Thuy-An Wilkins

Senior Manager, External Communications

(973) 541-8620

mediainquiries@pinnaclefoods.com

About Pinnacle Foods Inc.

In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is ranked on Fortune Magazine’s 2014 Top 1000 companies list. We are a leading producer, marketer and distributor of high quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf-stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 13 major categories in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® and Vlasic Farmer’s Garden® shelf-stable pickles, Wish-Bone® and Western® salad dressings, Mrs. Butterworth’s® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie’s®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp’s® and Mrs. Paul’s® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender’s® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods Division manages Tim’s Cascade Snacks®, Hawaiian® kettle style potato chips, Erin’s® popcorn, Snyder of Berlin® and Husman’s® snacks in addition to our food service and private label businesses. Further information is available at http://www.pinnaclefoods.com.

About gardein™

Gardein (garden + protein) is a plant-based protein brand offering a variety of delicious, convenient and versatile foods. Gardein tastes good, is good for you and good for the planet. The fastest growing brand within the category, Gardein creates mouthwatering center-of-plate foods people love that deliver real meat taste, texture and nutrition—with no cholesterol and less fat and calories than traditional proteins. Gardein’s award winning products are made from non-GMO soy and wheat, ancient grains and veggies. Gluten-free options are also available in Gardein’s broad product portfolio. Gardein is available at over 22,000 retail locations as well as over 5,000 restaurants and 100 colleges, universities as well as other venues across North America. For additional information and expertly crafted recipes, visit gardein.com.

About TSG Consumer Partners LLC

TSG Consumer Partners LLC is a leading investment firm with approximately $3 billion in equity capital under management and is focused exclusively on the branded consumer sector. Since its founding in 1987, TSG has been an active investor in the food, beverage, restaurant, beauty, personal care, retail, household, pet care and apparel & accessories sectors. Representative past and present partner companies include vitaminwater, Smart Balance, popchips, Muscle Milk, Yard House, Smashbox Cosmetics, Pureology and Planet Fitness. For more information please visit www.tsgconsumer.com.

Forward-Looking Statements

This release may contain statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking information.” The words “estimates,” “expects,” “contemplates,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should,” and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management’s current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, our substantial leverage and changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, changes in the cost of compliance with laws and regulations, including environmental laws and regulations, and the other risks and uncertainties detailed in our Form 10-K filed with the Securities and Exchange Commission on March 6, 2014 and subsequent reports filed with the Securities and Exchange Commission. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. We assume no obligation to update the information contained in this announcement, except as required by applicable law.